January 14, 2013

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

RE: American Graphite Technologies, Inc.

We have read the statements that we understand American Graphite Technologies, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

De Joya Griffith, LLC Certified Public Accountants

De Joya Griffith, LLC ● 2580 Anthem Village Dr. ● Henderson, NV ● 89052 Telephone (702) 563-1600 ● Facsimile (702) 920-8049 www.dejoyagriffith.com